Sabre reports solid first quarter 2025 results
Reaffirms FY 2025 double digit distribution bookings growth, high single digit revenue growth, and pro forma Free Cash Flow expectations
Agreement to sell Hospitality Solutions for $1.1 billion

Business Highlights:
•Financial performance in line with Q1 guidance; reaffirming FY'25 financial outlook for expected double digit YoY distribution bookings growth, high single digit YoY revenue growth, and pro forma Free Cash Flow(1) expectations
•Entered into an agreement on April 27, 2025 to sell Hospitality Solutions business for $1.1 billion; plan to use $960 million net cash proceeds primarily to repay debt
•Continued commercial momentum in air distribution; signed new agency agreements including with Gray Dawes, one of the industry's largest independent travel management companies
•Leading competitive set with 38 live NDC integrations with recent implementations of Air France and KLM, British Airways, Iberia, LATAM, and Saudia
•Signed new SabreMosaic agreements with Aeromexico, Alaska Airlines, Avelo, and GOL Linhas Aereas, for AI-powered Offer Management products

First Quarter 2025 Financial Results:
•First quarter revenue of $777 million, down 1% from Q1'24
•Operating income of $103 million and operating margin of 13%, up 1 percentage point from Q1'24
•Net income attributable to common stockholders of $35 million
•Adjusted EBITDA(1) of $150 million, up 5% from Q1'24
•Ended quarter with cash balance of $672 million

SOUTHLAKE, Texas – May 7, 2025 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2025.

"The Sabre team continues to execute our strategy well, and we have started the year with solid business momentum. We have reaffirmed our full year 2025 expectations, including double digit year-on-year distribution bookings growth-despite a challenging macro environment," said Kurt Ekert, President and CEO.

Ekert continued, "Our agreement to sell Hospitality Solutions is our latest action to strengthen our balance sheet, optimize our core airline IT and travel marketplace platforms, and focus on long-term sustainable growth."

Agreement to Sell Sabre's Hospitality Solutions Business Unit

On April 27, 2025, Sabre entered into an agreement to sell its Hospitality Solutions business for $1.1 billion to TPG. Expected net cash proceeds of approximately $960 million will be used primarily to repay our outstanding indebtedness, enabling Sabre to strengthen its balance sheet, optimize focus on its core business, and continue its focus on long-term sustainable growth.

This announcement is the latest in a series of strategic financial moves by the Company, including the fourth quarter 2024 debt refinancings and the recent repayment of April 2025 debt maturities. These actions reinforce Sabre’s disciplined capital allocation framework and commitment to improving its capital structure, while enhancing the Company’s ability to continue opportunistically refinancing remaining debt maturities. These actions are consistent with the Company’s focus on driving long-term shareholder value by optimizing its product portfolio and accelerating its path to a long-term leverage target of 2.5x to 3.5x. The Company expects its 2025 net leverage ratio to be approximately 5.4x net debt/Adjusted EBITDA on a pro forma basis after the completion of the transaction and pay-down of a portion of its debt.(2)

•Sabre has agreed to sell its Hospitality Solutions business, which provides software and solutions to hotels and generated $327 million in revenue in 2024.
•The purchase price consists of a cash payment of approximately $1.1 billion with net proceeds expected to be approximately $960 million.
•The transaction is expected to close by the end of the third quarter of 2025, subject to customary closing conditions, including regulatory approvals.
•Sabre expects to enter into a transition services agreement with TPG pursuant to which Sabre will provide certain services following closing to assist in the transition of the Hospitality Solutions business.

Q1 2025 Financial Summary

Consolidated first quarter revenue totaled $777 million, compared to $783 million in the first quarter of 2024. The decline in revenue was primarily due to lower Travel Solutions revenue driven by the impact of previously de-migrated carriers in IT Solutions and a decrease in air bookings, partially offset by favorable supplier mix, and growth in Hospitality Solutions CRS transactions and hotel distribution bookings.

Operating income totaled $103 million versus operating income of $98 million in the first quarter of 2024. The improvement in operating results was driven by a decrease in technology expenses due to cost savings related to our cloud migrations and the cost reduction plan we implemented in prior quarters, partially offset by increased Travel Solutions incentive expenses, and the items impacting revenue described above.

Income tax benefit of $57 million was recognized for the quarter compared to expense of $3 million in the first quarter 2024 due to a tax rate of 295% expected for the current year, substantially due to limitations on our ability to deduct interest expense, which, when applied to the Company's pre-tax losses for the quarter, drove a tax benefit. We expect this tax benefit to become tax expense through the remainder of 2025 as we expect earnings to increase to taxable income for the year.

Net income attributable to common stockholders totaled $35 million, versus net loss attributable to common stockholders of $71 million in the first quarter of 2024. The increase in net income attributable to common stockholders in the first quarter of 2025, versus a net loss in the prior year period, was primarily driven by the change in income tax described above, a loss on the extinguishment of debt in the prior year period of $38 million as a result of refinancing activity that occurred in the first quarter of 2024, the items impacting operating income described above, and an $8 million improvement primarily due to a gain on the sale of assets in the current year, partially offset by higher interest expense.

Adjusted EBITDA was $150 million, versus Adjusted EBITDA of $142 million in the first quarter of 2024. The improvement in Adjusted EBITDA was driven by lower technology expenses due to cost savings related to our cloud migrations, partially offset by increased Travel Solutions incentive expenses and the decline in revenue described above.

With regards to Sabre's first quarter 2025 cash flows (versus prior year):
•Cash used in operating activities totaled $81 million (vs. $68 million)
•Cash used in investing activities totaled $8 million (vs. $28 million)

•Cash provided by financing activities totaled $13 million (vs. $78 million)
•Capitalized expenditures totaled $18 million (vs. $28 million)

Free Cash Flow(1) was negative $98 million, versus Free Cash Flow of negative $96 million in the first quarter of 2024.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended March 31,
	2025	2024	% Change (B/W)
Total Company:
Revenue	$776,617	$782,886	(1)
Operating Income	$103,398	$98,085	5
Operating Margin	13.3%	12.5%
Net income (loss) attributable to common stockholders	$35,335	$(71,483)	149
Diluted net income (loss) per share attributable to common stockholders (EPS)	$0.09	$(0.19)	147
Net Income (Loss) Margin	4.5%	(9.1)%
Adjusted EBITDA(1)	$149,581	$142,306	5
Adjusted EBITDA Margin(1)	19.3%	18.2%
Adjusted Net Loss(1)	$(682)	$(5,739)	88
Adjusted EPS(1)	$—	$(0.02)	100
Cash used in operating activities	$(80,603)	$(68,090)	(18)
Cash used in investing activities	$(8,250)	$(27,676)	70
Cash provided by financing activities	$13,208	$77,908	(83)
Capitalized expenditures	$(17,891)	$(27,676)	35
Free Cash Flow(1)	$(98,494)	$(95,766)	(3)
Net Debt (total debt, less cash and cash equivalents)	$4,613,756	$4,492,222

Travel Solutions:
Revenue	$702,126	$713,633	(2)
Operating Income	$167,401	$168,822	(1)
Adjusted EBITDA(1)	$184,429	$188,309	(2)
Distribution Revenue	$569,115	$572,258	(1)
Total Bookings	96,356	98,459	(2)
Air Bookings	82,438	85,170	(3)
Lodging, Ground and Sea Bookings	13,918	13,289	5
IT Solutions Revenue	$133,011	$141,375	(6)
Passengers Boarded	165,826	167,926	(1)

Hospitality Solutions:
Revenue	$85,209	$78,819	8
Operating Income	$7,032	$2,472	184
Adjusted EBITDA(1)	$11,456	$8,271	39
Central Reservation System Transactions	30,769	29,051	6

(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below.

Travel Solutions

First quarter 2025 results (versus first quarter 2024):
•Travel Solutions revenue decreased 2% to $702 million driven primarily by the impact of previously de-migrated carriers in IT Solutions and a decrease in air distribution bookings, partially offset by favorable rate impacts from travel supplier mix and an increase in hotel bookings.
•Distribution revenue decreased by $3 million, or 1%, to $569 million driven by a decrease in air distribution bookings, partially offset by an increase in average booking fee due to a favorable shift in bookings mix and an increase in hotel distribution bookings.
◦Total bookings, net of cancellations, were 96 million, a decrease of 2% from first quarter 2024 levels.
◦Average booking fee totaled $5.91, a 2% improvement versus $5.81 in the first quarter of 2024.
•IT Solutions revenue decreased by $8 million, or 6%, to $133 million driven by the impact of previously disclosed de-migrations.
•Segment Adjusted EBITDA totaled $184 million, versus $188 million in the first quarter of 2024. The decline in Adjusted EBITDA was driven by a decrease in revenue and an increase in incentive expenses, partially offset by lower technology expenses.

Hospitality Solutions

First quarter 2025 results (versus first quarter 2024):
•Hospitality Solutions revenue increased by $6 million, or 8%, to $85 million. The higher revenue was due to an increase in CRS transactions driven by growth and favorable mix within our existing customer base as well as new customer deployments.
◦CRS transactions increased 6% to 31 million.
•Segment Adjusted EBITDA totaled $11 million, versus $8 million in the first quarter of 2024, primarily driven by the increase in revenue.

Business and Financial Pro Forma Outlook

The Company is providing certain financial information, including second quarter and full year 2025 financial outlook, on a pro forma basis to give effect to the sale of the Hospitality Solutions business and the application of the proceeds from the sale to pay down outstanding indebtedness as if such transaction and actions had occurred on January 1, 2025, in order to enhance investors' ability to evaluate and compare our operations on a go-forward basis. Pro forma adjustments include the impact of classifying Hospitality Solutions as a discontinued operation in accordance with GAAP and an adjustment to remove costs previously allocated to Hospitality Solutions, but do not meet the GAAP definition for discontinued operations reporting.

With respect to the second quarter and full-year 2025 financial outlook below:

•Second quarter pro forma Adjusted EBITDA guidance consists of expected net income attributable to common stockholders of approximately $25 million; less impact of acquisition-related amortization of approximately $8 million; expected stock-based compensation expense of approximately $12 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $17 million; expected pro forma interest expense, inclusive of issuance costs and debt discounts, net of approximately $116 million; expected income tax benefit of approximately $40 million; and expected pro forma adjustments of approximately $3 million associated with costs previously allocated to Hospitality Solutions.

•Full-year pro forma Adjusted EBITDA guidance consists of expected net loss attributable to common stockholders of approximately $40 million; less impact of acquisition-related amortization of approximately $31 million; expected stock-based compensation expense of approximately $49 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $69 million; expected pro forma interest expense, inclusive of issuance costs and debt discounts, net of approximately $456 million; expected pro forma loss on extinguishment of debt, foreign exchange, restructuring and other expenses of approximately $5 million; expected provision for income taxes of approximately $39 million; and expected pro forma adjustments of approximately $22 million associated with costs previously allocated to Hospitality Solutions.

•Full-year pro forma Free Cash Flow(1) guidance consists of the expected cash from operating activities of at least $280 million less expected additions to property, plant, and equipment of approximately $80 million.

Second Quarter and Full Year 2025 Pro Forma Financial Outlook

The Company is providing the following second quarter and full year 2025 outlook on a pro forma basis to give effect to the sale of the Hospitality Solutions business and the application of the proceeds from the sale to pay down outstanding indebtedness as if such transaction and actions had occurred on January 1, 2025, in order to enhance investors' ability to evaluate and compare the Company's operations on a go-forward basis. Pro forma revenue growth rate excludes Hospitality Solutions revenue and includes previously eliminated revenue in the current and prior comparison period.

	Q2 2025	FY 2025
Air Distribution Bookings Growth Rate	Low single digit	Double digit
Pro Forma Revenue Growth Rate	Low single digit	High single digit
Pro Forma Adjusted EBITDA	~$140M	>$630M
Pro Forma Free Cash Flow	Positive	>$200M

Conference Call

Sabre will conduct its first quarter 2025 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit  www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, on its LinkedIn account, and on its X account, @Sabre_Corp. The Company intends to use the Investor Relations section of its website, its LinkedIn account, and its X account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, its LinkedIn account and its X account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website, its LinkedIn account or its X account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow, including on a pro forma basis. We do not provide reconciliations of these forward-looking non-GAAP financial measures to the respective GAAP metrics as we are unable to predict the components of the non-GAAP adjustments contained in the guidance with reasonable certainty and without unreasonable effort; however, see "Business and Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "expectations," "outlook," "plan," "momentum," "focus," "expect," "pro forma," "commitment," "enhance," "guidance," "strategy," "on track," "objective," "target," "anticipate," "believe," "assumption," "position," "pipeline," "confident," "sustainable," "growth," "progress," "continue," "trajectory," "opportunity," "potential," "benefit," "goal," "confident," "optimistic," "will," "forecast," "estimate," "project," "may," "should," "would," "intend," or the negative of these terms, where applicable, or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, the timing and effects of the sale of our Hospitality Solutions business, including whether such sale will occur; the implementation and effects of our growth strategies and technology transformation, the completion and effects of travel platforms, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, our ability to recruit, train and retain employees, competition in the travel distribution industry and solutions industry, failure to adapt to technological advancements, implementation of software solutions, implementation and effects of new, amended or renewed agreements and strategic partnerships, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, the ability to achieve our cost savings and efficiency goals and the effects of these goals, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, the effects of cost savings initiatives, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, use of third-party distributor partners, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, reliance on the value of our brands, reliance on third parties to provide information technology services and the effects of these services, the effects of any litigation, regulatory reviews and investigations, adverse global and regional economic and political conditions, risks related to global conflicts, risks arising from global operations, risks related to our significant amount of indebtedness, including increases in interest rates and our ability to refinance our debt, and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2025, in our Annual Report on Form 10-K filed with the SEC on February 20, 2025 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

___________________

(1)     Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, pro forma Adjusted EBITDA and Free Cash Flow are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure. Pro forma Free Cash Flow is calculated to give effect to the sale of the Hospitality Solutions business and the application of the proceeds from the sale against outstanding indebtedness based on management's expectations, as if such transaction and actions had occurred on January 1, 2025.

(2) Pro forma net leverage is calculated as gross debt minus cash, including expected net proceeds from the sale of Hospitality Solutions, divided by expected pro forma Adjusted EBITDA, as described under Business and Financial Pro Forma Outlook above.

Contacts:

Media	Investors
Cassidy Smith-Broyles	Jim Mathias
cassidy.smith-broyles@sabre.com	jim.mathias@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$776,617	$782,886
Cost of revenue, excluding technology costs	333,710	321,094
Technology costs	196,227	222,291
Selling, general and administrative	143,282	141,416
Operating income	103,398	98,085
Other expense:
Interest expense, net	(129,353)	(124,747)
Loss on extinguishment of debt	—	(37,994)
Equity method income	665	960
Other, net	3,776	(4,477)
Total other expense, net	(124,912)	(166,258)
Loss from continuing operations before income taxes	(21,514)	(68,173)
(Benefit) provision for income taxes	(57,062)	2,932
Income (loss) from continuing operations	35,548	(71,105)
Loss from discontinued operations, net of tax	—	—
Net income (loss)	35,548	(71,105)
Net income attributable to noncontrolling interests	213	378
Net income (loss) attributable to common stockholders	$35,335	$(71,483)

Basic net income (loss) per share attributable to common stockholders:
Net income (loss) per common share	$0.09	$(0.19)
Diluted net income (loss) per share attributable to common stockholders:
Net income (loss) per common share	$0.09	$(0.19)
Weighted-average common shares outstanding:
Basic	386,271	379,774
Diluted	455,260	379,774

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$651,144	$724,479
Restricted cash	21,024	21,039
Accounts receivable, net of allowance for credit losses of $26,474 and $25,791	397,078	339,978
Prepaid expenses and other current assets	154,765	77,722
Total current assets	1,224,011	1,163,218
Property and equipment, net of accumulated depreciation of $1,905,703 and $1,895,791	251,089	248,399
Equity method investments	22,545	22,470
Goodwill	2,550,407	2,552,938
Acquired customer relationships, net of accumulated amortization of $817,653 and $812,311	186,905	192,064
Other intangible assets, net of accumulated amortization of $596,929 and $593,222	142,518	145,819
Deferred income taxes	6,139	8,113
Other assets, net	294,711	301,908
Total assets	$4,678,325	$4,634,929

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$258,831	$263,679
Accrued compensation and related benefits	62,225	114,937
Accrued subscriber incentives	277,902	265,065
Deferred revenues	72,369	72,111
Other accrued liabilities	212,922	195,769
Current portion of debt	232,907	230,214
Total current liabilities	1,117,156	1,141,775
Deferred income taxes	22,069	37,242
Other noncurrent liabilities	200,954	212,907
Long-term debt	4,884,699	4,834,776
Redeemable noncontrolling interests	12,465	12,928
Stockholders’ deficit
Common Stock: $0.01 par value; 1,000,000 authorized shares; 417,219 and 414,754 shares issued, 387,662 and 385,932 shares outstanding at March 31, 2025 and December 31, 2024, respectively	4,172	4,147
Additional paid-in capital	3,318,127	3,304,466
Treasury Stock, at cost, 29,557 and 28,822 shares at March 31, 2025 and December 31, 2024, respectively	(529,233)	(526,789)
Accumulated deficit	(4,291,817)	(4,327,152)
Accumulated other comprehensive loss	(75,318)	(73,747)
Noncontrolling interest	15,051	14,376
Total stockholders’ deficit	(1,559,018)	(1,604,699)
Total liabilities and stockholders’ deficit	$4,678,325	$4,634,929

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income (loss)	$35,548	$(71,105)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	29,786	34,159
Paid-in-kind interest	28,327	30,737
Deferred income taxes	(14,380)	(6,247)
Stock-based compensation expense	13,662	13,905
Amortization of upfront incentive consideration	8,979	8,442
Amortization of debt discount and issuance costs	8,579	6,241
Gain on sale of assets	(5,191)	—
Provision for expected credit losses	2,185	5,334
Other	(593)	725
Loss on investment fair value adjustment	—	3,520
Loss on extinguishment of debt	—	37,994
Changes in operating assets and liabilities:
Accounts and other receivables	(118,776)	(74,665)
Prepaid expenses and other current assets	(17,122)	(21,852)
Capitalized implementation costs	(3,573)	(4,398)
Upfront incentive consideration	(5,859)	(469)
Other assets	(246)	(7,660)
Accrued compensation and related benefits	(62,233)	(54,291)
Accounts payable and other accrued liabilities	21,738	34,922
Deferred revenue including upfront solution fees	(1,434)	(3,382)
Cash used in operating activities	(80,603)	(68,090)
Investing Activities
Additions to property and equipment	(17,891)	(27,676)
Proceeds from sale of assets	9,641	—
Cash used in investing activities	(8,250)	(27,676)
Financing Activities
Proceeds from borrowings under Securitization Facility	41,100	140,000
Payments on borrowings under Securitization Facility	(22,500)	(17,800)
Payments on borrowings from lenders	(2,948)	(193,571)
Net payment on the settlement of equity-based awards	(2,444)	(2,078)
Proceeds on borrowings from lenders	—	200,090
Debt prepayment fees and issuance costs	—	(48,733)
Cash provided by financing activities	13,208	77,908
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,295	(1,212)
Decrease in cash, cash equivalents and restricted cash	(73,350)	(19,070)
Cash, cash equivalents and restricted cash at beginning of period	745,518	669,244
Cash, cash equivalents and restricted cash at end of period	$672,168	$650,174

Definitions of Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for net income (loss) attributable to noncontrolling interests, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, indirect tax matters, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, indirect tax matters, stock-based compensation and the provision for income taxes.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted EPS as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash used in operating activities less cash used in additions to property and equipment.

We define Adjusted Net Loss from continuing operations per share as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Non-GAAP Pro Forma Outlook

The non-GAAP pro forma financial outlook in this press release, including pro forma Adjusted EBITDA and pro forma Free Cash Flow, is not necessarily indicative of the operating results of the Company if the Company were to complete the sale of the Hospitality Solutions business and utilize the net proceeds from the sale to pay down outstanding indebtedness, or of the operating results of the Company in the future. The non-GAAP pro forma financial outlook included in this press release is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the SEC, and the preparation of information in accordance with Article 11 would result in a different presentation. The Company will publish historical pro forma financial information in accordance with Article 11 of Regulation S-X of the SEC to give effect to the divestiture of the Hospitality Solutions business in conjunction with the closing of the transaction.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of net income (loss) attributable to common stockholders to Adjusted Net Loss from continuing operations and income (loss) from continuing operations to Adjusted EBITDA:

	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to common stockholders	$35,335	$(71,483)
Net income attributable to noncontrolling interests(1)	213	378
Income (loss) from continuing operations	35,548	(71,105)
Adjustments:
Acquisition-related amortization(2a)	8,791	9,622
Restructuring and other costs(4)	—	(5,053)
Loss on extinguishment of debt	—	37,994
Other, net(3)	(3,776)	4,477
Acquisition-related costs(5)	1,796	250
Indirect tax matters(6)	274	—
Stock-based compensation	13,662	13,905
Tax impact of adjustments(7)	(56,977)	4,171
Adjusted Net Loss from continuing operations	$(682)	$(5,739)
Adjusted Net Loss from continuing operations per share	$—	$(0.02)
Adjusted diluted weighted-average common shares outstanding(8)	386,271	379,774

Income (loss) from continuing operations	$35,548	$(71,105)
Adjustments:
Depreciation and amortization of property and equipment(2b)	16,680	19,713
Amortization of capitalized implementation costs(2c)	4,315	4,824
Acquisition-related amortization(2a)	8,791	9,622
Restructuring and other costs(4)	—	(5,053)
Interest expense, net	129,353	124,747
Other, net(3)	(3,776)	4,477
Loss on extinguishment of debt	—	37,994
Acquisition-related costs(5)	1,796	250
Indirect tax matters(6)	274	—
Stock-based compensation	13,662	13,905
(Benefit) provision for income taxes	(57,062)	2,932
Adjusted EBITDA	$149,581	$142,306

Net income (loss) margin	4.5%	(9.1)%
Adjusted EBITDA margin	19.3%	18.2%

Reconciliation of Free Cash Flow:

	Three Months Ended March 31,
	2025	2024
Cash used in operating activities	$(80,603)	$(68,090)
Cash used in investing activities	(8,250)	(27,676)
Cash provided by financing activities	13,208	77,908

	Three Months Ended March 31,
	2025	2024
Cash used in operating activities	$(80,603)	$(68,090)
Additions to property and equipment	(17,891)	(27,676)
Free Cash Flow	$(98,494)	$(95,766)

Reconciliation of Adjusted EBITDA to Income (loss) from continuing operations in our statement of operations by business segment:

	Three Months Ended March 31, 2025
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$184,429	$11,456	$(46,304)	$149,581
Less:
Depreciation and amortization of property and equipment(2b)	13,400	3,072	208	16,680
Amortization of capitalized implementation costs(2c)	2,963	1,352	—	4,315
Acquisition-related amortization(2a)	—	—	8,791	8,791
Acquisition-related costs(5)	—	—	1,796	1,796
Indirect tax matters(6)	—	—	274	274
Stock-based compensation	—	—	13,662	13,662
Equity method income	665	—	—	665
Operating income (loss)	$167,401	$7,032	$(71,035)	$103,398
Interest expense, net				(129,353)
Other, net(3)				3,776
Equity method income				665
Benefit for income taxes				57,062
Income from continuing operations				$35,548

	Three Months Ended March 31, 2024
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$188,309	$8,271	$(54,274)	$142,306
Less:
Depreciation and amortization of property and equipment(2b)	15,171	4,331	211	19,713
Amortization of capitalized implementation costs(2c)	3,356	1,468	—	4,824
Acquisition-related amortization(2a)	—	—	9,622	9,622
Restructuring and other costs(4)	—	—	(5,053)	(5,053)
Acquisition-related costs(5)	—	—	250	250
Stock-based compensation	—	—	13,905	13,905
Equity method income	960	—	—	960
Operating income (loss)	$168,822	$2,472	$(73,209)	$98,085
Interest expense, net				(124,747)
Other, net(3)				(4,477)
Loss on extinguishment of debt				(37,994)
Equity method income				960
Provision for income taxes				(2,932)
Loss from continuing operations				$(71,105)

Non-GAAP Footnotes

(1)Net income (loss) attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, (iv) Sabre Bulgaria of 40%, and (v) FERMR Holdings Limited (the direct parent of Conferma Limited) of 19%.

(2)Depreciation and amortization expenses:
(a) Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
(b) Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
(c) Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)Other, net includes a gain on the sale of assets of $5 million recognized in the current year period and a fair value loss from our investments in securities of $3 million recognized in the prior year period. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(4)Restructuring and other costs primarily represents adjustments to charges associated with the cost reduction plan we began implementing in the second quarter of 2023.

(5)Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(6)Indirect tax matters represents charges associated with certain digital services taxes ("DST") related to historical periods, which may ultimately be settled in cash, and certain foreign non-income tax litigation matters.

(7)The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, valuation allowances and other items.

(8)The adjusted diluted weighted-average common shares outstanding calculation excludes 12 million of dilutive stock options and restricted stock awards for the three months ended March 31, 2025, as their effect would be anti-dilutive given the adjusted net loss from continuing operations incurred in the period.